     Exhibit 10.1
SEPARATION AGREEMENT
AND GENERAL RELEASE

This is a Separation Agreement and General Release (the “Agreement”) between Parker White (“Executive”) and DeFi Development Corp., a Delaware corporation (the “Company”), concerning Executive’s separation from employment with the Company. Executive and the Company collectively shall be referred to herein as the “Parties,” or each individually as a “Party.” Terms not otherwise defined in this Agreement shall have the meaning set forth in the Amended and Restated Employment Agreement between the Parties effective January 1, 2026 (the “Employment Agreement”).
1.Wages and Notice. Executive hereby terminates his employment with the Company effective June 8, 2026 (the “Separation Date”). The Company will pay Executive all accrued but unpaid wages and unreimbursed business expenses due to Executive for services through the Separation Date within three (3) business days after the Separation Date. Executive is entitled to receive the accrued but unpaid wages even if Executive does not sign this Agreement and accept the Severance identified below in Section 3. Executive acknowledges that Executive is not entitled to any other payments or compensation from the Company except as identified in and provided by this Agreement.
2.Benefits. Except as expressly set forth in Section 3 below, this Agreement does not affect Executive’s rights to receive the vested benefits under the Company’s employee benefit plans, including any retirement and equity compensation plans. Executive’s rights to benefits under those plans are governed by the terms of those plans. Executive’s rights to elect continued group health insurance coverage is governed by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) and/or any state laws of similar effect. The Company will provide information about electing such coverage in a separate notice.
3.Severance. In consideration for Executive’s promises and obligations under this Agreement, including the General Release of Claims in Section 4, the Company will provide the following payments and benefits as severance (the “Severance”):
a.The Company will pay Executive an aggregate of $250,000 payable in substantially equal installments on the Company’s standard payroll cadence over twelve (12) months after the Separation Date, provided that no amount will be paid prior to the Effective Date (defined in Section 17, below). On the first regular payroll pay date following the 7th day after the Effective Date, the Company will pay all amounts that would otherwise have been paid under the prior sentence through such date with the balance of the payments made thereafter on the normal payroll schedule.
b.If Executive timely elects continued group health insurance coverage under COBRA, the Company will pay directly to the Company’s COBRA administrator as and when due the premiums for such coverage for Executive and Executive’s eligible dependents for coverage through the earliest to occur of (i) the end of the first 6 months of such coverage, (ii) the date on which Executive and Executive’s eligible dependents are no longer eligible for COBRA continuation coverage, and (iii) the date on which Executive is eligible for group health insurance coverage through another employer (the “COBRA Subsidy Period”); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the COBRA Subsidy Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in such case, the Company will pay to Executive each month the amount the Company would otherwise pay to the COBRA administrator, subject to tax withholdings and deductions, with the payment made on the last day of each month over the remainder of the COBRA Subsidy Period.
c.Effective as of the Effective Date and in consideration of the Executive’s signing this Agreement, certain of the Executive’s outstanding awards of stock options (“Options”) granted pursuant to the terms of the Company’s 2023 Equity Incentive Plan (the “Plan”) shall accelerate in vesting, to the extent specified on Exhibit A, and any Options that the Executive holds that are not vested as of the Separation Date, and do not become vested as a result of this Section 3.c, shall automatically be cancelled and forfeited. Except as amended hereby, all other terms of the Executive’s outstanding Options remain effective. The Executive’s outstanding and unvested Options as of the Separation Date, including the amounts that are subject to accelerated vesting, are set forth on Exhibit A.
Executive acknowledges that Executive has no right to Severance under the Employment Agreement or otherwise, except under this Agreement, and that the Severance constitutes sufficient consideration for Executive’s promises and obligations in this Agreement.
4.General Release of Claims. In consideration of the Severance and other valuable consideration provided herein, Executive shall and hereby does fully release the Company from any and all legal claims that might arise from acts or omissions that occurred up to and including the date Executive signs this Agreement. This release covers the Company and all of its parent companies, subsidiaries, predecessors, affiliates, and present and former stockholders, directors, officers, employees, attorneys, insurers, accountants, tax advisors, managing agents, agents, successors, investors, assignees, and all other representatives of the Company, individually and in their corporate or other representative capacities (hereinafter these released parties are referred to collectively as “Releasees”). The claims released here against Releasees include, without limitation:
a.Any claim for damages, fees, costs, equitable relief, restitution, or for any other kind of remedy, arising out of or related to Executive’s relationship with and contacts with the Company or Releasees.
b.Any claims in federal, state, or local statutory or common law, including ordinances, regulations, and wage orders relating to Executive’s employment with the Company and Executive’s separation from employment with the Company, including, without limitation: (i) claims for any form of discrimination, harassment, retaliation, wrongful termination, failure to accommodate, failure to provide leave, or notice regarding employment status, including any claims under: the Executive Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Civil Rights Act of 1866 including but not limited to Section 1981 and 1983; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Immigration Reform and Control Act; the Worker Adjustment Retraining and Notification Act (“WARN”); the Family and Medical Leave Act; the Fair Credit Reporting Act; the Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; the Families First Coronavirus Response Act; any state and local employment laws regarding COVID-19; the Alaska Human Rights Act; the Alaska criminal code; all local laws that may be legally waived, all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released; and the Constitutions of the State of Alaska and the United States; (ii) claims relating to the payment of wages, salary, compensation, or penalties under any local, state, or federal law, statute, regulation, or ordinance, including any claims under: any sections of the Alaska Human Rights Act; Title 23 of the Alaska Statutes; the Federal Fair Labor Standards Act; and the Equal Pay Act; (iii) breach of contract; breach of the implied covenant of good faith and fair dealing; violation of any privacy right; defamation; libel; slander; claims for fraud or fraudulent inducement including for entering this Agreement; whistleblower claims; misrepresentation claims; intentional and negligent infliction of emotional distress; (iv) any and all claims for equitable relief, restitution, and other money damages and damages; (v) any and all claims for attorney’s fees and/or costs; and (vi) any other legal limitation on the employment relationship. The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.
c.For avoidance of doubt, this Agreement releases any claims Executive may have related to Executive’s employment with the Company, including, but not limited to, any claims for severance pay, breach of contract, salary, bonus pay, commissions, incentive pay, overtime pay, meal and rest period premiums, final wages, minimum wages, off-the-clock work, sick leave (including, but not limited to, COVID-19 emergency sick leave), penalties, such as penalties for incorrect wage statements, wages due on termination, or any pay, premium, or penalty provided for under Title 23 of the Alaska Revised Statutes, Alaska wage laws, and any other applicable wage-and-hour statute (collectively “Wages”). By accepting this Agreement, Executive acknowledges that the Company disputes any claim Executive may have for Wages, whether known or unknown. Executive does not contend that the Company’s dispute is anything other than a bona fide (meaning a genuine and good faith) dispute. To the maximum extent permitted by applicable law, Executives waives the right to file a claim with the Alaska Department of Labor and Workforce Development and the Alaska Occupational Safety and Health Section. Executive warrants and represents that Executive will not bring any claim for Wages.

d.The Company intends to pay and shall pay Executive on the first regular payroll date after the Separation Date all compensation due through the Separation Date as set forth above, and Executive has received all compensation and business expense reimbursements; thus, any claim by Executive, or made on Executive’s behalf for further, other, or additional compensation or reimbursement is subject to, and will constitute, a good faith dispute.
Executive agrees that, to the extent rights that may exist under any statute or regulation encompassed in this Section cannot be released as a matter of law, Executive waives the right to recover anything under such statutes or regulations to the maximum extent permitted by applicable law, and Executive further agrees to provide reasonable assistance if any released claim requires judicial approval or requires the submission of any documents to any governmental agency. This release by Executive does not cover any claim or right Executive cannot waive as a matter of law, such as rights to workers’ compensation benefits, unemployment benefits, vested benefits under the Company’s benefit plans, claims against the Company for breach of its obligations under this Agreement, or any claims that might arise after the date Executive signs this Agreement.
5.Waiver of Unknown Claims. Executive waives (a) all rights that Executive may have based on any unknown and undiscovered facts, and (b) all rights that are provided for under any law which limits the scope of a release based on unknown facts.
6.Promise Not to Sue. Executive represents that Executive has not filed any complaints, charges, or lawsuits against the Company or Releasees with any governmental agency (excluding the Securities and Exchange Commission (“SEC”)) or any court. For avoidance of doubt, this Section and Agreement do not require Executive to disclose or make any representation as to any prior communications or other dealings with the SEC, and nothing in this Section and Agreement prohibits Executive from communicating with or providing information to the SEC under Section 21F of the Securities Exchange Act. Executive agrees that Executive will not initiate any actions (in civil court or arbitration) regarding the claims released under this Agreement, whether on Executive’s own behalf or in a class or representative capacity, and will not be a member of a class or other collective mechanism with respect to any released claims (including, but not limited to, claims pursuant to Alaska Stat. § 45.50.471 or any unfair competition law of any jurisdiction), and warrants and represents that Executive will take all steps necessary to ensure that Executive is not a member of a class or collective with respect to such claim.
7.Reaffirmation of Obligations Regarding Confidential Information. Executive acknowledges that, during Executive’s employment with the Company, Executive has received confidential information that belongs to the Company. Executive represents and warrants that Executive has complied with, and is currently in compliance with, the obligations contained in Section 7 of the Employment Agreement and Executive hereby reaffirms and agrees that Section 7 of the Employment Agreement is fully valid, supported by mutually agreed-upon consideration, and enforceable and shall remain in full force and effect following Executive’s Separation Date. There are important limitations on the confidentiality obligations described in this Section and in the Employment Agreement, which are set forth in Sections 6 and 10 of this Agreement and contained in 18 U.S.C. § 1833(b), the federal Defend Trade Secrets Act. Nothing in this Agreement or the Employment Agreement is intended to penalize, prevent, hinder, or discourage any disclosure protected by those sections. Accordingly, Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
8.Supervisor or Manager Under the NLRA. Executive acknowledges and agrees that Executive qualifies as a supervisor and/or manager under the National Labor Relations Act (the “NLRA”). Executive acknowledges and agrees that: (1) Executive’s position included the authority, in the interest of the Company, to hire, transfer, suspend, lay off, recall, promote, discharge, assign, reward, and/or discipline other employees; to have responsibility for them; to adjust their grievances; and/or effectively to recommend such action; and/or (2) Executive formulated and effected management policies by expressing and making operative the decisions of the Company and had discretion in the performance of Executive’s job independent of the Company’s established policies. Executive further acknowledges and agrees that Executive’s exercise of authority is not of a merely routine or clerical nature but requires the use of Executive’s independent judgment.
9.Non-disparagement and Neutral Job Reference. To the maximum extent permitted by applicable law, Executive agrees not to make any written or oral disparaging statements (including on any social media platform) about the Company or Releasees, including, without limitation, the Company’s and/or a Releasee’s current and former officers, directors, employees, agents, representatives, investors, products, or services. The Company agrees that, in response to any inquiries by prospective employers, the Company will only provide dates of employment and job title/position held by Executive during Executive’s employment with the Company so long as all requests are directed to the Company’s Chief Executive Officer or Chief Financial Officer.
10.Lawful Disclosure of Information. Nothing in this Agreement, the Employment Agreement, any other agreement between Executive and the Company, or any Company policy:
a.Prohibits, restricts, or impedes Executive from discussing the terms and conditions of employment (including wages, hours or working conditions) to the extent such rights cannot be waived by agreement.
b.Prevents Executive from communicating, in any manner, with the SEC (including providing Confidential Information, as defined in the Employment Agreement, not otherwise protected from disclosure by any applicable law or privilege, such as the attorney-client privilege) or requires Executive to provide the Company notice when communicating, in any manner, with the SEC.

c.Prohibits Executive from providing truthful information (including Confidential Information, as defined by applicable law and/or in the Employment Agreement, not otherwise protected from disclosure by any applicable law or privilege, such as the attorney-client privilege) or testimony to a governmental, judicial, regulatory, legislative, and/or administrative entity, agency, or court, or to third parties, such as when acting as a witness or participating in a legal investigation.
d.Prevents Executive from providing testimony as a witness in any proceeding, providing information or testimony as permitted by applicable law, or filing a charge or complaint with, maintaining the confidentiality of, or participating in or assisting with, an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the SEC, the Alaska State Commission for Human Rights, the Alaska Department of Labor and Workforce Development; or any other federal, state, or local agency charged with the enforcement of any laws. By entering into this Agreement, however, Executive is waiving rights to individual relief based on claims asserted in such a charge or complaint. This waiver does not apply if it is otherwise prohibited by law, including whistleblower awards under Section 21F of the Securities Exchange Act. Notwithstanding the foregoing, Executive agrees to waive the right to receive future monetary recovery directly from the Company, other than as set forth in this Agreement. This waiver includes Company payments that result from any complaints or charges that Executive files with any governmental agency or that are filed on Executive’s behalf.
11.Return of Company Property. By signing this Agreement, Executive represents and affirms that (a) Executive has returned to the Company or destroyed all property belonging to the Company, including, but not limited to, Confidential Information (as defined in the Employment Agreement) and Company property, both electronic and hard copy; (b) Executive no longer possesses or has control over any Company property, including Confidential Information; and (c) Executive has not made or distributed any copies, duplicates, reproductions, or excerpts of such materials. Executive further agrees to provide the Company with access to all Company-requested and Company-related computer files, software, accounts, computers, laptops, electronic storage devices, and any and all passwords needed to access those items. Executive further represents and affirms that Executive has not used or disclosed any Confidential Information or other Company property for competitive purposes.
12.Release from Restrictive Covenant. The Company agrees that Executive shall be released from the restrictions pursuant to Section 9(a) of the Employment Agreement as of the Separation Date, and the Company hereby waives any rights under Section 9(a) of the Employment Agreement.
13.Cooperation. Executive agrees to cooperate fully with the Company, including any attorney or other consultant retained by the Company, in connection with any pending or future litigation, arbitration, business, or investigatory matter. The Parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Executive being available for interview by the Company, or any attorney or other consultant retained by the

Company, and providing to the Company any documents, data, and/or information in Executive’s possession or under Executive’s control. The Company agrees to provide Executive with reasonable notice of the need for assistance when feasible.
14.Section 409A. The Parties intend that all payments and benefits in this Agreement are exempt from Section 409A of the US Internal Revenue Code of 1986, as amended (the “Code”), and any ambiguities will be interpreted to the greatest extent possible consistent with that intention. To the extent not so exempt, the Parties intend that all payments and benefits comply with Section 409A, and any ambiguities will be interpreted to the greatest extent possible consistent with that intention. Every payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Executive shall have no right to control the timing of the payments under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company makes no guarantee or representation that payments provided for under this Agreement will be exempt from, or comply with, Section 409A and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 409A, then no amounts payable to Executive due to a separation from service, whether pursuant to this Agreement or otherwise, that are considered deferred compensation for purposes of Section 409A (together, the “Deferred Payments”) will be paid until the date that is six (6) months and one (1) day following the date of Executive’s separation from service, at which time all amounts previously due will be paid in a lump sum, with the balance paid on the original schedule.
15.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorney’s fees and costs.
16.Right to Legal Advice and Consideration Period. Executive acknowledges receipt of this Agreement on June 8, 2026. Executive shall have seven (7) calendar days to consider whether to sign this Agreement (“Consideration Period”). The proposed terms of this Agreement shall not be amended, modified, or revoked by the Company during the Consideration Period. Executive may sign this Agreement or reject it at any time during the Consideration Period. If Executive signs this Agreement before the Consideration Period has ended, Executive has voluntarily waived any remaining Consideration Period and does so on a knowing and voluntary basis. The Consideration Period allows Executive time to consider whether to execute this Agreement and to seek the advice of legal counsel or other advisors to be able to make an informed decision. Executive has the right—and is hereby advised in writing

—to consult an attorney about this Agreement before signing it. Executive and the Company agree that any changes, whether material or immaterial, do not restart the running of the seven-day period, as permitted under applicable law. Executive understands that it is Executive’s voluntary decision to sign before the end of the Consideration Period.
17.Effective Date. This Agreement becomes effective and binding when Executive has signed and returned the fully and properly executed Agreement to the Company, to the attention of Joseph Onorati, which date shall be set forth on the signature page hereto under Executive’s signature (the “Effective Date”).
18.Attorney’s Fees. Each Party shall be solely responsible for his, her, their, or its own attorney’s fees and costs in the event of any litigation or other dispute between them concerning the application, enforcement, or effect of this Agreement, including any action to recover damages or other relief based on claims released by this Agreement. The Parties expressly waive any right to recover attorney’s fees and costs in any such litigation or dispute.
19.Amendment. This Agreement may not be modified or amended except in writing signed by Executive and an authorized executive of the Company.
20.Choice of Law. The laws of the State of Alaska without respect to its provisions for conflict of laws, shall govern this Agreement.
21.Severability. If any provision in this Agreement is found to be illegal or unenforceable, it will not affect the remaining provisions, and the rest of this Agreement shall continue in effect to the fullest extent possible. Any court or tribunal of competent jurisdiction shall have the power to modify any illegal or unenforceable provision as necessary to comply with applicable law and to make this Agreement enforceable to the maximum extent allowed. If any portion of this Agreement or the entire Agreement is found illegal, unenforceable, or invalid, the Parties agree to enter into a new agreement whereby Executive agrees to a valid, full, and general release of claims.
22.No Admissions. The Parties agree that entering into this Agreement and their negotiations regarding this Agreement shall not be deemed or construed as an admission of fault, liability, or the truth of any claim, demand, charge, cause of action, or alleged fact relating to the subject matter and terms of this Agreement.
23.Entire Agreement. This Agreement and the Employment Agreement constitute the entire agreement between Executive and the Company concerning Executive’s separation from employment with the Company. To the extent that there is any conflict between the terms and conditions set forth in this Agreement and the terms and conditions of the Employment Agreement, the terms and conditions of this Agreement shall control. All terms of the Employment Agreement that are not specifically modified by this Agreement shall remain in full force and effect according to their terms.
24.Knowing and Voluntary Agreement. Executive has read this Agreement, and understands its terms, including the fact that it releases any claim Executive might have against the Company. Executive acknowledges Executive has not relied on any statement or promise that is not written in this Agreement. Executive enters into this Agreement voluntarily and was not coerced into signing it; Executive agrees to all the Agreement’s terms and significance knowingly, deliberately, without duress or reservation of any kind, and after having given the matter full and careful consideration. Executive understands Executive is not waiving any rights or claims that may arise after the date Executive signs this Agreement, and Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled. Executive was advised in writing, through this Agreement, to consult with an attorney of Executive’s choice about this Agreement, and Executive has had an opportunity to consult counsel of Executive’s choice, if Executive so desires, and Executive has either done so or voluntarily chosen not to do so.
25.Counterparts; Electronic Signature. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the legal effect of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose. The Parties mutually agree that either Party may use electronic signature technology to expedite the execution of this Agreement, pursuant to the Electronic Signatures in Global National Commerce Act, the Uniform Electronic Transaction Act, and/or any other applicable state or local law, and such electronic signatures will be enforceable as if original/handwritten.

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AGREEING TO AND ACCEPTING ALL OF THE PRECEDING TERMS:

PARKER WHITE	DEFI DEVELOPMENT CORP.
/s/ Parker White Signature	/s/ Joseph Onorati By: Joseph Onorati Title: Chief Executive Officer
June 9, 2026 Date	June 9, 2026 Date

Exhibit A

Equity Award	Grant Date	Original Vesting Schedule	Shares Underlying Unvested Options as of the Separation Date	Shares Underlying Unvested Options Eligible for Accelerated Vesting as of the Separation Date	Exercise Price
Option	4/9/2025	The award will vest 1/4 on April 9, 2026, and then 1/36 of the remaining shares will vest each month thereafter.	139,997	47,997	$3.91
Option	12/17/2025	The award will vest 1/48 on January 17, 2026, and then 1/48 of the shares will vest each month thereafter.	122,449	34,172	$4.97
Option	2/17/2026	The award will vest 1/48 on March 17, 2026, and then 1/48 of the shares will vest each month thereafter.	491,635	131,103	$3.80